Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of October 31st, 2005 (the “Effective Date”), between MEDICAL GROUP SERVICES, TNC, a FLORIDA corporation (the “Company”), and Anthony F. Maniscalco (the “Executive”).

WHEREAS, Executive has been employed by Medical Group Services, Inc. (“MGSI” or “Seller”) prior to the Effective Date;

WHEREAS, the Company is acquiring Executive’s Equity Interest in MGSI effective as of the Effective Date (the “Acquisition”);

WHEREAS, this Agreement shall supersede and replace any prior employment arrangement and/or agreement (the “Prior Employment Relationship”) that the Executive had with MGSI or any other legal entity;

WHEREAS, SELLER is engaged in the business (the “Business”) of (i) medical billing and collection services; and (ii) providing healthcare business management and consulting services

WHEREAS, as a result of this employment the Executive shall become familiar with confidential information and trade secrets associated with the Business.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.

Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”).

Section 2.

Position and Duties.

(a) During the Employment Period, the Executive shall serve as Chief Executive Officer of MGSI. As the Chief Executive Officer of MGSI, the Executive shall perform such duties as are assigned to the individual(s) holding such titles by the Company’s Bylaws, as they exist as of the Effective Date, and such other reasonable duties, consistent with the Executive’s job title, provided no extra duties shall be assigned to Executive without the Executive’s express written consent. During the Employment Period, the Executive may not be given a lesser title, less responsibility or a lower level reporting relationship.

(b)The Executive shall devote his best efforts and as much of his active business time and attention (except for Personal Time Off, Business Development Days, and reasonable periods of illness or other incapacity) as is reasonably necessary to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner. During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Chief Executive Officer of the Company, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The parties agree that executive has outside business and management responsibilities in the following entities: Anthony & Associates, Inc. d/b/a First Banc Mortgage and Anthony Development Group, L.L.C. Executive shall be permitted to conduct his duties for the entities listed above as long as those duties and the time required therefore do not interfere with Executive’s duties to MGSI.

(c) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, inactive business ventures and community, professional, charitable and social activities not interfering with the Executive’s performance and obligations hereunder.

(d) The Executive shall perform his duties under this Agreement at the MGSI business office in Tampa, Florida. During the Employment Period, the Executive shall not be required to relocate his residence or to perform his duties at any other location.

(e) Notwithstanding any provision in the Employment Agreement to the contrary, Maniscalco and Brina Cabrera shall have full day to day operational control of MGSI and the right to make all discretionary decisions during the term of the earn out and until the purchase price has been paid in full , including without limitations, the sole authority to bind MGSI on all contractual matters not exceeding the sum of $60,000 and to be the sole joint signatories on all company financial bank and other accounts

Section 3.

Base Salary, Bonus and Benefits.

3.1 Base Salary

During the Employment Period, the Executive’s base salary shall be $112,000 per annum or such higher rate as the Board of Directors of the Company may designate from time to time (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes.

3.2 Operations Bonus

During the Employment Period, the Executive shall be paid a yearly bonus of up to $30,000.00 based upon the performance of the MGSI subsidiary or division, as applicable, as determined in accordance with the formula set forth on Exhibit A. Executive may waive the payment of the bonus at his discretion if payment of such bonus would prevent the equity holders from meeting its target EBIDTA during the first or second earn –out period.

3.3 Acquisitions Bonus

During the 36 months immediately following the execution of this Agreement, Executive shall each be entitled to an additional bonus equal to 1% of the purchase price of any acquisitions of companies or entities which are initially identified and brought to the Company’s attention by Executive and/or Brina Cabrera, such that the aggregate additional bonus to Maniscalco and Cabrera shall equal 2% of the purchase of such acquisitions.

3.4 Benefits

During the Employment Period, at the sole expense of the Company, the Executive shall be provided medical, dental, and life insurance coverage of $50,000, including dependent coverage, in amount and with companies acceptable to Executive , and at levels that has been customary during his employment with MGSI.

During the Employment Period, the Company shall provide Executive disability insurance for the benefit of Employee, that would begin no later than six (6) months from the date of illness and would compensate Employee in at least the amount of 60% of Employee’s salary on the date of illness, on a guaranteed issue, no medical qualifying basis, pursuant to and in accordance the terms set forth in the plan. Employee shall have the right to maintain, at Employee’s expense, as an individual policy, the above referenced disability insurance plan after the Agreement is terminated.

During the Employment Period, the Company shall reimburse the Executive as has been customary during his employment with MGSI for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.

During the Employment Period, the Executive shall be entitled to 30 days paid personal time off days per year (“Personal Time Off”), which days shall be available for the Executive’s use for any reason commencing immediately on the Effective Date.

During the Employment Period, Executive shall be provided with an automobile allowance of $1,000.00 per month.

3.5 Office Equipment

The Company shall provide the Executive, at the Company’s expense, with office space, office equipment, and such other facilities and support services as are adequate for the performance of the Executive’s duties hereunder, and which are at lease equivalent to such facilities and services as were provided to the Executive by MGSI prior to the Effective Date.

3.6 D & O Insurance

The Company agrees to maintain directors and officers liability insurance and to designate the Executive as a named insured on all such liability insurance policies.

Section 4.

Term.

(a) Unless renewed by the mutual agreement of the Company and the Executive, the Employment Period shall end on the fifth anniversary of the date of this Agreement; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation at any time prior to such date for Good Reason (as defined below), death or Disability (as defined in the following sentence), (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below), and (iii) the Employment Period shall terminate prior to such date upon the Executive’s resignation without Good Reason upon ninety (90) days advance written notice to the Company.

(b) For purposes of this Agreement (a) “Disability” means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform his duties hereunder for ninety (90) days during any 12-month period or (ii) would reasonably be expected to render the Executive unable to substantially perform his duties for ninety (90) days during any 12-month period, in each case as determined by two independent medical examiners, one selected by the Executive and the other selected by the Company, in their good faith judgment; provided, however, that no action shall be taken hereunder that precludes Executive from making a claim under any separate long-term disability policy maintained by the Company.

(c) “Good Reason” means (i) assignment to the Executive of any duties or responsibilities inconsistent with Executive’s position without the Executive’s consent, (ii) reduction of the Executive’s Base Salary, Bonus, or benefits without the Executive’s written consent, (iii) assignment of Executive to a principal place of business other than Tampa, Florida without the Executive’s written consent or (iv) failure to honor the terms of condition of this Agreement which is not cured within ten (10) calendar days after the Executive provides written notice to the Company of such failure. The last day on which Executive is employed by the Company, is referred to as the “Termination Date.”

(d) If the Employment Period is terminated by the Executive for Good Reason, the Executive shall be entitled to receive his base salary and benefits for a period of 1 (one) year. Such payment shall be made in a single cash payment no later than 60 days after the Termination Date.

(e) If the Employment Period is terminated by the Company for Cause, or by reason of the Executive’s resignation without Good Reason, death or Disability, the Executive shall be entitled to receive his Base Salary only to the extent such amount has accrued through the Termination Date.

(f) Except as otherwise required by law (e.g., COBRA, ERISA) or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date.

(g) For purposes of this Agreement, “Cause” means (i) the Executive’s conviction for a felony or misdemeanor involving fraud, dishonesty or moral turpitude, or (ii) the Executive’s willful or intentional breach of this Agreement which results to the detriment of the Company, which breach is not remedied within ten (10) calendar days after the Company provides notice of the breach to the Executive, provided during the period of time any portion of the purchase price of the Executive’s Equity Interest remains in escrow, Executive shall have a reasonable period of time to cure the default provided further, the Executive diligently pursues such cure and failing Company’s acceptance of such cure, the matter is submitted to arbitration or mediation for resolution.

Cause shall be determined in good faith by a vote of a majority of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board).

Section 5.

Nondisclosure and Nonuse of Confidential Information.

(a) The Executive shall not disclose or use at any time any Confidential Information (as defined below) of which the Executive is or becomes aware, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The Executive shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) of the Business of the Company or any of its Affiliates which the Executive may then possess or have under his control.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients, suppliers and publishers and customer, client supplier and publisher lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Section 6.

Non-Compete, Non-Solicitation.

(a) The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates he will become familiar, with the Company’s and its Affiliates’ trade secrets and with other confidential information concerning the Company, its Affiliates and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, the Executive agrees that, during the Employment Period and for two (2) years thereafter (the “Non-Compete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business competing with the businesses, products or services of the Company or its Affiliates as such businesses, products and/or services are described in the preamble to this Agreement (“Business”) or exist or are in the process of being formed or acquired as of the Termination Date, within any Restricted Territory. As used in this Agreement, the term “Restricted Territory” means the parishes of the States of Louisiana listed in Exhibit “B” hereto, the States of: Mississippi, Texas, Illinois, New York, New Jersey, Alabama, Georgia, Florida, Montana, and Tennessee.

(b) During the Non-Compete Period, the Executive shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate or (ii) hire any person who was an employee of the Company or its Affiliates until twelve weeks after such individual’s employment relationship with the Company or its Affiliates has been terminated or (iii) induce or attempt to induce any customer (it being understood that the term “customer” as used throughout this Agreement includes any person that is receiving services from the Company and/or any of its Affiliates), supplier, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or its Affiliates, on the other hand.

Notwithstanding any provision in the Agreement to the contrary, should, should the Employment Agreement be terminated, other than through default by Executive or should the Company breach its obligations under the Stock Acquisition Agreement, the restrictive non-compete, non-solicitation and Confidentiality covenants shall be of no further force and effect and the Executive shall be free to engage in any business related or in competition with Company.

This Agreement shall not prohibit Executive from seeking and accepting employment after the Termination Date as an employee of a physician, a physician group and/or hospital (other than a physician, a physician group, and/or hospital that has been a customer of the Company during any time within the 12 months prior to the Termination Date) providing billing and account receivable management services for healthcare services provided by said physician, physician group and/or hospital to their respective patients. Nor shall this Agreement prohibit the Executive from seeking and accepting employment after the Termination Date as an employee of an insurance company providing account payable management services or from providing account receivable management consulting services to healthcare companies not in competition with the Company or its Affiliates.

Nothing herein shall prohibit the Executive from being a passive owner of not more than ten percent (10%) of the outstanding stock of any class of a corporation that is engaged in the Business which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(f) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. Executive further understands that the Company and any Affiliate would not consummate the purchase of MGSI but for the covenants contained in this Section 7 and (ii) the provisions of Sections 5 through 7 are reasonable and necessary to preserve the business of the Company.

(g) If, at the time of enforcement of Sections 5 through 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law from improper competition.

Section 7.

Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Business which are conceived, developed or made by the Executive (during usual business hours or on the premises of the Company or any Affiliate) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applicationsor registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or such Affiliate. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (during the Employment Period), at the sole expense of the Company, to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance (during the Employment Period) to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

Section 8.

Enforcement.

Because the Executive’s services are unique and because during the Employment Period the Executive will have access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Section 9.

Representations and Warranties of the Executive

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject and (b) except for the Prior Employment Relationship, the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity.

Section 10.

Additional Covenant of the Executive.

Upon the Termination Date, provided the Agreement has not been terminated due the default of Company, the Executive shall do or cause to be done all such acts and things reasonably requested by the Company, to renew, transfer, apply for or otherwise maintain, for the benefit of the Company and/or its Affiliates, any license or permit relating to the Business which: is in the name of the Executive; names the Executive as the agent or holder thereof; or otherwise is related to the Executive, so that such license or permit shall continue in full force and effect after the Termination Date. All reasonable expenses of the Executive in connection with this Section 10 shall be reimbursed by the Company within ten days of written request for reimbursement. Section 11.

Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail, telecopied to the intended recipient at the telecopy number set forth therefore below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

MD Technologies Inc.

620 Florida St.

Baton Rouge, La. 70801

Telephone: (225) 343-7169

Telecopy: (225) 408-1805

Attention: William C. Ellison, General Counsel

If to the Executive, to:

Anthony Maniscalco

2810 West St. Isabel Street, #201

Tampa, Florida 33697

Copy to: Frank J. Greco, P.A.

        4047 Henderson Blvd.

        Tampa, Fl. 33629

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

Section 12

General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement. As of the Effective Date, the Prior Employment Relationship with MGSI shall be terminated and shall be of no further force or effect with respect to such employment. This Agreement and those documents expressly referred to herein constitute the entire agreement among the parties and supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive and the Company under this Agreement shall not be assigned without the prior written consent of the Company and the Executive. The rights of the Company hereunder are enforceable by its Affiliates, who are the intended third party beneficiaries hereof. For purposes of this Agreement, the term “Affiliate” shall mean any entity that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. “Control” means the possession, direct or indirect, or the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF LOUISIANA TO BE APPLIED.

(e) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(f) Attorneys Fees. In the event a lawsuit between the parties with respect to or arising out of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and costs associated with enforcing the rights of the prevailing party hereunder.

(g) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

MEDICAL GROUP SERVICES, INC.

BY:
Name:	Brina Cabrera
Title:	President

THE EXECUTIVE:

BY:
Name:	Anthony F. Maniscalco

Address: 2801 West St. Isabel St. # 201, Tampa Fl. 33697